Exhibit 99.1

VSee Health and Stand Together Partner to Launch Aimee Telehealth Service

SAN JOSE, Calif., August 6, 2024 -- VSee Health, Inc. (Nasdaq: VSEE), a provider of comprehensive telehealth services that customize workflow streams and enhance patient care, announced today the launch of its Aimee telehealth service in Wichita, Kansas, in partnership with Stand Together.

Aimee is an innovative virtual healthcare, labs, and prescription drug service that patients can access whether or not they have health insurance. Working In collaboration with local community centers, Aimee offers a robust telehealth service that transforms numerous community organizations into centers of care. These centers provide virtual urgent care, primary care, and medical weight loss with exercise programs to help improve the health of residents throughout Wichita’s communities.

“Healthcare is becoming an ever-larger burden to the individual and our communities in terms of both cost and access,” said Milton Chen, Ph.D., co-CEO of VSee Health. “We are proud to work with Stand Together to expand access to affordable care, initially in Wichita. Our telehealth software that powers Aimee is robust and modular in a way that seamlessly integrates with local community centers and empowers their members to take charge of their health.”

Improving Access to Affordable, Personalized Healthcare

The collaboration between Stand Together, VSee Health, and local communities aims to address critical gaps in healthcare, particularly in underserved communities. By providing low-cost access to medical professionals, prescription medications, and labs, this initiative seeks to improve health outcomes, narrow healthcare disparities, and support the overall well-being of individuals and families.

Aimee will be available for a monthly price of just $4.99. Patients can make a virtual urgent care appointment for only $9.99. In addition, virtual primary care appointments through Aimee are just $29.99, which is less than the co-pays most health insurers charge for primary care visits.

“We are thrilled to partner with VSee Health to launch the Aimee service, an innovative resource that we believe will significantly expand access to affordable and personalized healthcare for communities in need,” said Derek Johnson, Senior Vice President of Stand Together. “This collaboration reflects our commitment to empowering individuals to take control over their healthcare so they can live longer, healthier lives.”

Aimee was officially launched on July 13th at a local community event in Wichita along with a demonstration of the service, highlighting its capabilities and the positive impact it is intended to have on the community. In attendance were representatives from Stand Together, VSee Health, and local community leaders.

About Stand Together

Stand Together is a philanthropic community that tackles the root causes of our country’s biggest problems. Alongside inspiring partners, we drive solutions on education, economic opportunity, health care, bridging partisan divides, and dozens of other pressing issues. We can all make a greater difference by uniting on areas of common ground than we can by acting on our own. Learn more at www.standtogether.org. Join us on Facebook, Twitter, LinkedIn, Instagram, and YouTube.

About Aimee

No one should have to choose between their child’s birthday gift and getting medical care. Aimee tackles the problem of healthcare disparity and out-of-control prices through innovative telehealth solutions. Led by Stanford PhDs who created telemedicine platforms used by NASA and SpaceX astronauts, it offers secure and affordable quality medical services and prescription medication to all Americans. For more information, please visit seeaimee.com.

About VSee Health

VSee Health is a software-as-a-service (SaaS) platform that enables clinicians and enterprises to create their telehealth workflows without programming. VSee Health’s system allows a telehealth mobile app to be created or a telehealth system to be integrated into existing hospital operations in days.

With a focus on patient disease state telemedicine and turnkey billing services, VSee Health has integrated an intensive care, critical care and neuro solution, powered by iDoc Telehealth Solutions, as its initial module for the VSee Health software platform. This technology encompasses a set of integrated telehealth technologies and a team of neurointensivists, neurologists, and tele-radiologists that who treat and coordinate care for acutely ill patients 24/7/365 in the neurointensive care unit (Neuro-ICU), cardiac surgery intensive care unit (CS-ICU) and the intensive care unit (ICU) for stroke, brain trauma and a wide range of neurological conditions. For more information, please visit www.vseehealth.com.

Forward-Looking Statements

Matters discussed in this news release that are not statements of historical or current facts, including but not limited to those relating to VSee Health’s ability to improve healthcare access and provider efficiencies, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause performance or achievements to be materially different from historical results or from any future performance or achievements expressed or implied by such forward-looking statements. Accordingly, readers should not place undue reliance on any forward-looking statements. More information on risk factors relating to VSee Health and its technology and billing services is included from time to time in the “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of VSee Health’s periodic and current filings with the SEC, which are also made available on VSee Health’s website at www.vseehealth.com. Forward-looking statements speak only as of the date they are made, and VSee Health undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, or otherwise.

Contacts

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com